Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – January 26, 2016

Auburn National Bancorporation, Inc. Reports

Record Full Year Net Earnings of $7.9 million, or $2.16 per share

Full Year 2015 Results – Compared to Full Year 2014:

•	Net earnings increased 6%

•	Net interest income (tax-equivalent) increased 6% compared to 2014

•	Improved profitability – return on average assets of 0.98%, compared to 0.97% in 2014

•	Loan growth – average loans increased $25.4 million or 7% compared to 2014

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported record net earnings of $7.9 million, or $2.16 per share for the full year 2015, compared to $7.4 million, or $2.04 per share, for the full year 2014. For the fourth quarter of 2015, the Company reported net earnings of $1.9 million, or $0.53 per share, compared to $1.9 million, or $0.52 per share, for the fourth quarter of 2014.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “We are pleased to report record earnings for the full year 2015. Our full year and fourth quarter results reflect an increase in net interest income driven by loan growth and continued improvements in our cost of funds.”

Net interest income (tax-equivalent) was $6.1 million for the fourth quarter of 2015, an increase of 4% compared to the fourth quarter of 2014. This increase reflects management’s continued efforts to increase earnings by shifting the Company’s asset mix through loan growth, focusing on deposit pricing, and repaying higher-cost wholesale funding. Average loans were $426.2 million in the fourth quarter of 2015, an increase of $28.3 million, or 7%, from the fourth quarter of 2014. Average deposits were $720.9 million in the fourth quarter of 2015, an increase of $38.0 million, or 6%, from the fourth quarter of 2014.

Nonperforming assets were $3.0 million, or 0.36% of total assets, at December 31, 2015, compared to $1.7 million, or 0.21% of total assets, at December 31, 2014. The increase in nonperforming assets was primarily due to one nonperforming commercial real estate loan with a recorded investment of $1.5 million at December 31, 2015. Approximately $0.6 million, or 68%, of net charge-offs recognized in the fourth quarter of 2015 related to this nonperforming commercial real estate loan.

Net charge-offs were $0.8 million, or 0.79% of average loans on an annualized basis for the fourth quarter of 2015, compared to $0.1 million, or 0.07% of average loans on an annualized basis for the fourth quarter of 2014. Net charge-offs recognized in the fourth quarter of 2015 primarily related to two impaired loans with corresponding valuation allowances that were established in prior periods, including the above nonperforming commercial real estate loan. The Company recorded no provision for loan losses in the fourth quarter of 2015, compared to $0.2 million in the fourth quarter 2014.

Noninterest income was $1.0 million in the fourth quarter of 2015, compared to $1.1 million in the fourth quarter of 2014, primarily due to a decrease in mortgage lending income of $0.1 million as mortgage refinance activity declined.

Noninterest expense was $4.1 million in the fourth quarter of 2015 compared to $3.8 million in fourth quarter of 2014, as gains realized on the sale of OREO properties decreased by $0.3 million. Any gains or losses on disposal of OREO are reflected in noninterest expense.

Income tax expense was approximately $0.7 million for both the fourth quarter of 2015 and the fourth quarter of 2014. The Company’s income tax expense for the fourth quarter of 2015 reflects an effective tax rate of 25.19%, compared to 27.94% in the fourth quarter of 2014. The decrease in the effective tax rate was primarily attributable to an increase in tax exempt earnings from the Company’s investments in municipal securities and bank-owned life insurance.

The Company paid cash dividends of $0.22 per share in the fourth quarter of 2015. At December 31, 2015, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $817 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Full Year and Fourth Quarter Net Earnings/page 3

Financial Highlights (unaudited)
Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2015	2014	2015	2014
Results of Operations
Net interest income (a)	$6,065	$5,813	$24,060	$22,741
Less: tax-equivalent adjustment	328	331	1,342	1,288

Net interest income (GAAP)	5,737	5,482	22,718	21,453
Noninterest income	988	1,079	4,532	3,933

Total revenue	6,725	6,561	27,250	25,386
Provision for loan losses	—	150	200	50
Noninterest expense	4,137	3,780	16,372	15,104
Income tax expense	652	735	2,820	2,784

Net earnings	$1,936	$1,896	$7,858	$7,448

Per share data:
Basic and diluted net earnings:	$0.53	$0.52	$2.16	$2.04
Cash dividends declared	$0.22	$0.215	$0.88	$0.86
Weighted average shares outstanding:	3,643,478	3,643,328	3,643,428	3,643,278
Shares outstanding, at period end	3,643,478	3,643,328	3,643,478	3,643,328
Book value	$21.94	$20.80	$21.94	$20.80
Common stock price:
High	$30.39	$24.64	$30.39	$25.80
Low	26.14	22.10	23.15	22.10
Period-end	$29.62	$23.64	$29.62	$23.64
To earnings ratio	13.78	x	11.59	x	13.78	x	11.59	x
To book value	135%	114%	135%	114%
Performance ratios:
Return on average equity (annualized):	9.59%	10.21%	9.98%	10.53%
Return on average assets (annualized):	0.95%	0.98%	0.98%	0.97%
Dividend payout ratio	41.51%	41.35%	40.74%	42.16%
Other financial data:
Net interest margin (a)	3.12%	3.14%	3.17%	3.15%
Effective income tax rate	25.19%	27.94%	26.41%	27.21%
Efficiency ratio (b)	58.66%	54.85%	57.26%	56.62%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$2,714	$1,117	$2,714	$1,117
Other real estate owned	252	534	252	534

Total nonperforming assets	$2,966	$1,651	$2,966	$1,651

Net charge-offs	$838	$68	$747	$482

Allowance for loan losses as a % of:
Loans	1.01%	1.20%	1.01%	1.20%
Nonperforming loans	158%	433%	158%	433%
Nonperforming assets as a % of:
Loans and other real estate owned	0.70%	0.41%	0.70%	0.41%
Total assets	0.36%	0.21%	0.36%	0.21%
Nonperforming loans as a % of total loans	0.64%	0.28%	0.64%	0.28%
Net charge-offs as a % of average loans (c)	0.79%	0.07%	0.18%	0.12%
Selected average balances:
Securities	$246,130	$265,616	$255,231	$270,526
Loans, net of unearned income	426,192	397,875	411,346	385,962
Total assets	815,616	777,548	804,127	770,972
Total deposits	720,854	682,812	710,308	681,127
Long-term debt	7,217	12,217	8,285	12,217
Total stockholders’ equity	80,764	74,307	78,724	70,714
Selected period end balances:
Securities	$241,687	$267,603	$241,687	$267,603
Loans, net of unearned income	426,410	402,954	426,410	402,954
Allowance for loan losses	4,289	4,836	4,289	4,836
Total assets	817,189	789,231	817,189	789,231
Total deposits	723,627	693,390	723,627	693,390
Long-term debt	7,217	12,217	7,217	12,217
Total stockholders’ equity	79,949	75,799	79,949	75,799

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.
(c)	Net charge-offs are annualized.

Reports Full Year and Fourth Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):
	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2015	2014	2015	2014
Net interest income, as reported (GAAP)	$5,737	$5,482	$22,718	$21,453
Tax-equivalent adjustment	328	331	1,342	1,288

Net interest income (tax-equivalent)	$6,065	$5,813	$24,060	$22,741